Exhibit 10.6

TERMINATION AGREEMENT AND RELEASE

This Termination Agreement and Release (the “Agreement”), is entered into as of June 30, 2021, between The Falkirk Mining Company, an Ohio corporation (“Falkirk”), and Great River Energy, a Minnesota cooperative corporation (“GRE”). NoDak Energy Investments Corporation, a Nevada corporation (“NoDak”) is a party for purposes of Section 4, Section 12 and Section 17 hereof.

RECITALS
WHEREAS, Cooperative Power Association and United Power Association (the “Cooperatives”) built a coal-fired electric generating station called Coal Creek Station (“Coal Creek Station”) that has two 550 megawatt generating units and is located in Township 145 North, Range 82 West, McLean County, North Dakota;

    WHEREAS, The Falkirk Mining Company, a wholly-owned subsidiary of The North American Coal Corporation (“North American Coal”), has developed a lignite mine to supply the fuel requirements of the Coal Creek Station;

    WHEREAS, Falkirk and the Cooperatives entered into a Coal Sales Agreement dated as of July 1, 1974;

WHEREAS, Falkirk and the Cooperatives entered into a Mortgage and Security Agreement, dated as of April 8, 1976, a Funding Agreement, dated as of April 8, 1976, and a Restatement of Option Agreement, dated as of January 1, 1997;

WHEREAS, GRE was formed on January 1, 1999 when the Cooperatives consolidated their operations and assigned all of their interests in the Coal Sales Agreement to GRE;

    WHEREAS, Falkirk, GRE and the Cooperatives adopted a Restatement of Coal Sales Agreement effective as of January 1, 2000 to incorporate the various amendments and related letter agreements to the Coal Sales Agreement and to make certain other changes therein;

WHEREAS, the Cooperatives completed a merger with and into GRE effective as of May 1, 2006, with GRE being the surviving entity possessing all of the rights and property and succeeding to all the obligations of the Cooperatives, including but not limited to the Restatement of Coal Sales Agreement, the Funding Agreement, the Mortgage and Security Agreement, and the Restatement of Option Agreement;

WHEREAS, Falkirk and GRE adopted a Second Restatement of Coal Sales Agreement, dated January 1, 2007, that superseded the Restatement of Coal Sales Agreement;

WHEREAS, Falkirk and GRE amended the Second Restatement of Coal Sales Agreement to provide for GRE’s purchase of coal from Falkirk for use at the Spiritwood Cogeneration Station, a 99 megawatt coal-fired electric and steam generating station located in North Dakota;

WHEREAS, on May 7, 2020, GRE announced its intent to close Coal Creek Station in the event GRE was unable to sell it to a third party, and to modify the Spiritwood Cogeneration Station to be fueled by natural gas;

WHEREAS, on the date hereof, GRE has entered into an asset purchase agreement (the “Asset Purchase Agreement”) to sell Coal Creek Station to Rainbow Energy Center, LLC, a North Dakota limited liability company (“REC”), subject to certain closing conditions, and will upon the closing under the Asset Purchase Agreement convey to REC the assets constituting the Coal Creek Station (the “APA Closing”) as provided under the Asset Purchase Agreement by the execution and delivery of certain deeds, assignments, bills of sale and other related ancillary documents necessary for the APA Closing (“APA Ancillary Agreements”);

WHEREAS, Falkirk has entered into a Coal Sales Agreement with REC (“REC CSA”) under which Falkirk will commence deliveries of coal from the Falkirk Mine to REC upon the closing of the transactions contemplated by the Asset Purchase Agreement (the “Effective Date”), and has entered into a related Funding Agreement, Mortgage and Security Agreement, Option Agreement, Option to Lease Pore Space, Pipeline Easement and Right of First Refusal Agreement (the “REC Ancillary Agreements”), each to become effective on the Effective Date; and

WHEREAS, Falkirk and GRE, on the terms and conditions herein, desire to terminate the Second Restatement of Coal Sales Agreement, the Funding Agreement, the Mortgage and Security Agreement, and the Restatement of Option Agreement, and to compromise and settle any and all liabilities arising thereunder.
NOW THEREFORE, for and in consideration of the premises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, GRE and Falkirk agree as follows:

AGREEMENT
1.    Definitions.

    As used in this Agreement, the following terms shall have the following meanings:

(a)    “ASC 715” has the meaning set forth in Section 8(d).

(b)    “Affiliate” means a person controlling, controlled by or under common control with another person.

(c)    “APA Ancillary Agreements” has the meaning set forth in the preamble of this Agreement.

(d)    “APA Closing” has the meaning set forth in the recitals of this Agreement.

(e)    “Asset Purchase Agreement” has the meaning set forth in the recitals of this Agreement.

(f)    “Assignment” means the Assignment of Leases from GRE to North American Coal Royalty Company, an Affiliate of Falkirk, substantially in the form attached hereto as Exhibit D.

(g)    “Bismarck Office Leases” means the lease agreements listed in Exhibit B.

(h)    “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of North Dakota and that is not a federal holiday in the United States.

(i)    “CCS Closure Event” means either (i) REC or its successors or assigns permanently close Coal Creek Station or (ii) Coal Creek Station ceases to generate any electricity from lignite provided from the Falkirk Mine for one hundred and twenty (120) consecutive days unless the failure to generate electricity for that period is due to scheduled maintenance or a decision to conduct seasonal operations at Coal Creek Station. In the event the 120-day period straddles two calendar years, the CCS Closure Event will be deemed to have occurred during the year including sixty (60) or more of the 120 days. Thus, by way of example, if the first day of the 120-day period is on October 1, 2024, and the last day of the period is in February 1, 2025, the CCS Closure Event will be deemed to have occurred in 2024.
(j)     “CCS Terminated Agreements” means, collectively, the (i) Second Restatement of Coal Sales Agreement, (ii) Funding Agreement, (iii) Mortgage and Security Agreement, and (iv) Option Agreement.

(k)    “Claims” has the meaning set forth in Section 9(a).

(l)    “Closing” has the meaning set forth in Section 10.

(m)    “Closing Date” has the meaning set forth in Section 10.

(n)    “Coal Combustion Residuals” means all residuals or other by-products from the combustion of coal associated with Coal Creek Station, including but not limited to fly ash, bottom ash, coal ash, boiler slag, and any flue gas emission control residuals.

(o)    “Coal Creek Station” has the meaning set forth in the recitals of this Agreement.

(p)    “Deed” means the Special Warranty Deed from GRE to North American Coal Royalty Company, an Affiliate of Falkirk, substantially in the form attached hereto as Exhibit C.

(q)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r)    “Effective Date” has the meaning set forth in the recitals of this Agreement.

(s)    “Falkirk” has the meaning set forth in the recitals of this Agreement.
(t)    “Falkirk Mine” means all mining areas developed by Falkirk in McLean County, North Dakota.
(u)    “Falkirk Releasees” has the meaning set forth in Section 9(b).
(v)    “Falkirk Releasors” has the meaning set forth in Section 9(a).
(w)    “Funding Agreement” shall mean the Funding Agreement dated as of April 8, 1976, and as subsequently amended by Amendment to Funding Agreement dated November 2, 1988 and Amendment No. 2 to Funding Agreement dated December 15, 1993, and any other amendments thereto, by and between Falkirk and the Cooperatives, or any replacement thereof.
(x)    “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
(y)    “GRE” has the meaning set forth in the recitals of this Agreement.
(z)    “GRE Members” means the individual member cooperatives of GRE and each of their respective present and former, Affiliates, employees, officers, directors, shareholders, members, agents, representatives, successors and assigns.
(aa)    “GRE Bismarck Office” means as of the Closing Date all of GRE’s right, title and interest in, to, and under the following: (i) the GRE Bismarck Office Real Property, (ii) the Bismarck Office Leases, together with any and all associated rights to receive rents and income attributable thereto, (iii) all amounts provided by lessees constituting security deposits in connection with such leases, and (iv) all claims related thereto which GRE may have the right to assert.
(bb)    “GRE Bismarck Office Mortgage Liens” has the meaning set forth in Section 12(a)(vii).
(cc)    “GRE Bismarck Office Mortgage Lien Releases” has the meaning set forth in Section 11(a)(vii).

(dd)    “GRE Bismarck Office Real Property” means the real property legally described in Exhibit A hereto.
(ee)    “GRE Releasees” has the meaning set forth in Section 9(a).
(ff)    “GRE Releasors” has the meaning set forth in Section 9(b).
(gg)    “HVDC Transmission Line” means the approximately 436-mile long 400-kv high-voltage direct current transmission line from Coal Creek Station to the Dickinson Converter Station in Buffalo, Minnesota, including the two converter stations at either end of the line.
(hh)    “Law” means any applicable statute, writ, law, rule, regulation, ordinance, Order, judgment, injunction, determination or decree of a Governmental Authority, in each case as in effect.
(ii)    [Reserved.]
(jj)    “Marketable Title” means title that is deducible of record, that is free and clear of all liens, security interests, and encumbrances, and that entitles the owner to immediate enjoyment and possession.
(kk)    “Midwest AgEnergy” means Midwest AgEnergy Group, LLC, a North Dakota limited liability company.
(ll)    “Midwest AgEnergy Units” has the meaning set forth in Section 4.
(mm)    “Mortgage and Security Agreement” means the Mortgage and Security Agreement dated as of April 8, 1976, and as subsequently amended, by and between Falkirk and the Cooperatives, or any replacement thereof.
(nn)    “NoDak”, an Affiliate of Falkirk, has the meaning set forth in the first paragraph of this Agreement.
(oo)    “North American Coal” has the meaning set forth in the recitals of this Agreement.
(pp)    “Notices” has the meaning set forth in Section 18.
(qq)    “Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.
(rr)    “Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement, or similar formation or governing documents and instruments.

(ss)    “Option Agreement” means the Restatement of Option Agreement dated as of January 1, 1997, by and among Falkirk, the Cooperatives and The Bank of North Dakota, or any replacement thereof.
(tt)    “Outside Date” has the meaning set forth in Section 15(e).
(uu)    “Parties” means Falkirk and GRE.
(vv)    “Party” means either Falkirk or GRE as indicated by the context.
(ww)    “Pension Plan” means the pension plans administered by North American Coal for the benefit of Falkirk employees.
(xx)    “Permitted Encumbrances” has the meaning set forth in Exhibit E.
(yy)    “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, inquiry, investigation, or dispute commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.
(zz)    “REC” has the meaning set forth in the recitals of this Agreement.
(aaa)    “REC CSA” has the meaning set forth in the preamble of this Agreement.
(bbb)    “REC Ancillary Agreements” has the meaning set forth in the preamble of this Agreement.
(ccc)    “Second Restatement of Coal Sales Agreement” means the Second Restatement of Coal Sales Agreement dated as of January 1, 2007, and as subsequently amended by Amendment No. 1 to Second Restatement of Coal Sales Agreement dated January 21, 2011, Amendment No. 2 to Second Restatement of Coal Sales Agreement dated March 1, 2014, and Amendment No. 3 to Second Restatement of Coal Sales Agreement dated January 1, 2019.
2.    Consent; Termination of the CCS Agreements.
GRE hereby consents to Falkirk’s entry into the REC CSA and REC Ancillary Agreements, each to become effective on the Effective Date. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, GRE and Falkirk agree to terminate the CCS Terminated Agreements. Notwithstanding anything herein to the contrary, the terminations shall not operate to terminate GRE’s obligations under Section 7 of this Agreement relating to the Pension Plan, which obligations shall survive the termination of the CCS Terminated Agreements. Falkirk hereby consents to GRE’s entry into the Asset Purchase Agreement and the APA Ancillary Agreements.

3.    Payment to North American Coal.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, GRE shall pay North American Coal the sum of Fourteen Million Dollars ($14,000,000.00) in respect of certain coal tons not paid for by GRE under the Second Restatement of Coal Sales Agreement.

4.    Midwest AgEnergy.
Upon the terms and subject to the conditions set forth in this Agreement and subject to the approval of the board of governors of Midwest AgEnergy, at the Closing, GRE shall convey to NoDak all of GRE’s right, title and interest in Seven Thousand Nineteen (7,019) units of Midwest AgEnergy (the “Midwest AgEnergy Units”). NoDak acknowledges and agrees that the Midwest AgEnergy Units shall be subject to the Amended and Restated Limited Liability Company Agreement of Midwest AgEnergy Group, LLC dated May 14, 2015, as amended (the “Midwest AgEnergy LLC Agreement”), and NoDak shall execute such documentation as may be reasonably required by Midwest AgEnergy and the Midwest AgEnergy LLC Agreement in connection with transfer of the Midwest AgEnergy Units to NoDak.

5.    GRE Bismarck Office.
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, GRE shall convey to North American Coal Royalty Company, an Affiliate of Falkirk, the GRE Bismarck Office, to the extent provided in, and subject to the terms of, the Deed and the Assignment.

6.    Contingency Payments; CCS Closure Event.
a.    Upon the terms and subject to the conditions set forth in this Agreement, in the event of a CCS Closure Event before January 1, 2027, GRE shall make a cash payment to Falkirk based on the date of such closure and in accordance with the following schedule:

CCS Closure Event Date	Contingency Payment Amount
On or before December 31, 2023	$8,000,000.00
During 2024	$6,000,000.00
During 2025	$4,000,000.00
During 2026	$2,000,000.00
On or after January 1, 2027	No Payment Due

    b.    In the event GRE is required to make a Contingency Payment, Falkirk shall submit an invoice to GRE in accordance with the notice clause herein. The invoice shall specify the payment due date, which shall not be less than thirty (30) days from the date of invoice. If GRE fails to timely make the payment, the payment shall accrue interest on the unpaid amount from the date payment was due until the date payment is made at the rate of twelve percent (12%) per annum, compounded monthly.

7.    Termination of the Pension Plan.
    a.    Upon the Closing of the transactions contemplated by this Agreement, Falkirk shall commence the process to terminate the Pension Plan, subject to approval from the Pension Benefit Guaranty Corporation and the Internal Revenue Service. North American Coal, as the Pension Plan Administrator, shall exercise reasonable commercial efforts to complete termination of the Pension Plan (including final settlement of Pension Plan liabilities) within thirty (30) months of the Closing Date.

    b.    Termination of the Pension Plan will occur through the purchase of annuity contract(s) for the former and current Falkirk employees eligible to receive benefits thereunder, and in accordance with the requirements of the Employee Retirement and Income Security Act of 1974, as amended (“ERISA”), the Statement of Financial Accounting Standard No. 87 of the Financial Accounting Standards Board (or any successor standard), and the Pension Plan.

    c.    Prior to the purchase of the annuity contracts, North American Coal may amend the Pension Plan to allow lump sum distributions to participants not currently in pay status and, in its discretion, to participants currently in pay status, to reduce the amount of liabilities that would be transferred to the provider of the annuity contracts. The Pension Plan may not be amended to add additional participants (or other payees) or to increase the benefit formula or accrued benefits due to any participant (or other payee).

    d.    In the course of terminating the Pension Plan, North American Coal, in its discretion and in its role as fiduciary under ERISA, may change the allocation of assets in the Pension Plan to increase the percentage of fixed income securities and decrease the percentage of equity securities, using Liability Driven Investing, or other acceptable approach under ERISA, to reduce market volatility prior to the purchase of annuity contracts.

e.    If the assets of the Pension Plan are less than the cost of the annuity contract(s), GRE shall promptly fund all amounts exceeding the assets of the Pension Plan as necessary to acquire the annuity contract(s) provided, however, that the cost of acquiring such annuity contracts is reasonable.

f.    If, after purchasing the annuity contract(s), assets remain in the Pension Plan trust, an amount equal to the amount of such remaining Pension Plan assets (after adjustment for any excise tax due form Falkirk or any Affiliate upon reversion under Internal Revenue Code Section 4980) shall be paid to GRE. North American Coal shall provide GRE with such information regarding the Pension Plan as GRE reasonably requests, including without limitation funding status, the use of Pension Plan assets, and the purchase of annuity contracts.

g.    North American Coal shall obtain quotes for the purchase of annuity contracts from several insurance companies, and will select an insurance provider in accordance with its fiduciary duties under ERISA and Department of Labor Interpretive Bulletin 95-1.

h.    Other than the additional funding set forth in (e) above and costs that may be properly paid from Pension Plan assets, North American Coal shall be responsible for paying all costs in connection with the termination of the Pension Plan.

8.    Tolling.
The Parties agree that all statutes of limitation, laches, estoppel, statutes of repose, and similar equitable theories of avoidance or affirmative defense based on the passage of time relating to the Parties’ rights, actions, claims, or causes of action under any of the CCS Terminated Agreements (including, but not limited to, the obligation to request arbitration within two years pursuant to Section 14 of the Second Restatement of Coal Sales Agreement), and which had not run as of June 17, 2021, shall be suspended and tolled between (a) June 17, 2021, and (b) either the Closing Date or the Outside Date, whichever occurs first.
9.    Mutual Releases.
        a.    Upon the terms and subject to the conditions set forth in this Agreement, Falkirk, on behalf of itself and its respective present and former Affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Falkirk Releasors”), contingent upon the occurrence of, and effective on, the Closing Date, hereby releases, waives and forever discharges GRE and its respective present and former Affiliates, employees, officers, directors, shareholders, GRE Members, agents, representatives, permitted successors and permitted assigns (collectively, “GRE Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, environmental investigation or remediation costs, rights, debts, accounts, obligations, costs, expenses, liens, bonds, contracts, controversies, agreements, promises, variances, damages, judgments, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or in equity (collectively, “Claims”), which any of the Falkirk Releasors ever had, now have, or hereafter may have against any GRE Releasees arising out of or relating to the CCS Terminated Agreements, including without limitation in respect of any Loans and advances made under the Funding Agreement, or the GRE Bismarck Office, except for any Claims relating to obligations created by this Agreement, the Deed, or the Assignment, or any Claims relating, directly or indirectly, to the storage or disposal of any Coal Combustion Residuals in any surface impoundments, ponds, landfills, or any diked or bermed management units.

        b.    Upon the terms and subject to the conditions set forth in this Agreement, GRE, on behalf of itself and its respective present and former Affiliates, officers, directors, shareholders, GRE Members, successors and assigns (collectively, “GRE Releasors”), contingent upon the occurrence of, and effective on, the Closing Date, hereby releases, waives and forever discharges Falkirk and its respective present and former, Affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Falkirk Releasees”) of and from any and all Claims, which any of the GRE Releasors ever had, now have, or hereafter may have against any Falkirk Releasees arising out of or relating to the CCS Terminated Agreements, including without limitation in respect of any Loans and advances made under the Funding Agreement, except for any Claims relating to obligations created by this Agreement, the Deed or the Assignment.

c.    For the avoidance of doubt, the Falkirk Releasors and the GRE Releasors recognize, understand and agree that the foregoing releases shall not operate to limit claims for breach of this Agreement, the Deed, or Assignment, claims relating to the storage or disposal of any Coal Combustion Residuals, or claims relating to GRE’s obligations under Section 7 of this Agreement relating to the Pension Plan, which obligations shall survive the foregoing releases.
10.    Closing.

The closing of the transactions between GRE and Falkirk contemplated by this Agreement (the “Closing”) shall take place remotely and electronically on the Effective Date, or such other date as the Parties may agree upon in writing, provided, however, that if all conditions to Closing under Section 13(a) and Section 13(b) have not yet been satisfied or waived, the Closing Date shall be the third (3rd) Business Day following the date such conditions have been satisfied or waived (the date on which the Closing occurs is referred to herein as the “Closing Date”).

11.    Closing Obligations.
At the Closing:
a.    GRE shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), the following:

i.     the monetary payment of Fourteen Million Dollars ($14,000,000.00) to the account or accounts designated by North American Coal to GRE no later than three (3) business days prior to the Closing.

ii.    executed counterparts of the Deed and Assignment in the appropriate number for recording in the real property records in Burleigh County, North Dakota.

iii.     in accordance with Article 8 of the Amended and Restated Limited Liability Company Agreement of Midwest AgEnergy, an approval by the Board of Governors of Midwest AgEnergy of the transfer of 7,019 units of Midwest AgEnergy from GRE to NoDak.

iv.    deliver a membership interest transfer power transferring the Midwest AgEnergy Units to NoDak.

v.     a certificate executed by an officer of GRE, certifying on behalf of GRE, that the conditions to Closing set forth in Section 13(a) have been fulfilled.

vi.    a certificate executed by an officer of GRE setting forth a list of the amounts of all Loans and advances which were made by GRE under the GRE Funding Agreement and are outstanding as of the Effective Date and confirming that as of the Closing, GRE conveyed or assigned such Loans and advances to REC in full without holdback, discount or encumbrance and free and clear of any and all liens.

vii.    recordable satisfactions or releases (in form reasonably acceptable to Falkirk) (“GRE Bismarck Office Mortgage Lien Releases”) of all mortgage liens granted by GRE (the “GRE Bismarck Office Mortgage Liens”), if any, recorded against the GRE Bismarck Office Real Property to secure a loan or loans to GRE or any GRE Affiliate.

viii.     all agreements, documents or instruments (including, but not limited to, UCC-3 termination statements), in form and substance reasonably satisfactory to Falkirk, that are necessary or appropriate to evidence the termination of all liens, security interests and encumbrances regarding the GRE Bismarck Office Real Property (including without limitation the encumbrance imposed thereon under the UCC-1 Financing Statement filed May 31, 2007 with the North Dakota Secretary of State as Instrument No. 07-000391021-6, as amended, naming GRE as debtor and U.S. National Bank Association as Trustee), except Permitted Encumbrances.

ix.    such other documents or other agreements provided for herein or that are necessary to effectuate the transactions contemplated hereby as Falkirk may reasonably request.

b.    Falkirk shall deliver (and execute, as appropriate) to GRE:
i.    executed counterparts of the Deed and Assignment in the appropriate number for recording in the real property records of Burleigh County, North Dakota.

ii.    a certificate executed by an officer of Falkirk, certifying on behalf of Falkirk that the conditions to Closing set forth in Section 13(b) have been fulfilled.

iii.    such other documents or other agreements provided for herein or that are necessary to effectuate the transactions contemplated hereby as GRE may reasonably request.

12.    Representations and Warranties.
    a.    GRE represents and warrants that:
i.    it has the full capacity, power and authority to execute and deliver this Agreement and any documents required to be executed and delivered at the Closing and to perform its obligations hereunder and thereunder. Upon the execution and delivery by GRE of this Agreement and each of the documents executed and delivered by GRE at the Closing, this Agreement and such documents shall constitute the legal, valid, and binding obligations of GRE enforceable against GRE in accordance with their respective terms.

ii.    the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (a) violate any Law applicable to GRE or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; (b) violate any Organizational Document of GRE; or (c) breach any contract to which GRE is a party.

iii.     it (a) is not subject to any outstanding Order, (b) is not a party to a Proceeding, or (c) has not been threatened with any Proceeding seeking to restrain, prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated by this Agreement.

iv.    it (a) is solvent, (b) has not instituted and is not subject to or threatened by any insolvency, receivership or bankruptcy proceeding or any other proceeding for the settlement of debts, (c) has not made an assignment for the benefit of creditors, (d) has not failed to pay any amount due under any loan, guarantee or security agreement on the due date or within any applicable grace period, and (e) has not defaulted under any other term of any loan, guarantee or security agreement which would allow its holder to accelerate any obligation thereunder.

v.    it is not a party to any leases, licenses, or other agreements relating to the GRE Bismarck Office other than those listed on Exhibit B. There are no existing or threatened litigation matters relating to the agreements listed on Exhibit B. All rental payments applicable to the agreements on Exhibit B are current.

vi.    The GRE Bismarck Office Real Property is (or will be upon recording of GRE Bismarck Office Mortgage Lien Releases) free and clear of any liens, security interests and encumbrances, except for the Permitted Encumbrances.

b.    Falkirk represents and warrants that:

i.    it has the full capacity, power and authority to execute and deliver this Agreement and any documents required to be executed and delivered at the Closing and to perform its obligations hereunder and thereunder. Upon the execution and delivery by Falkirk of this Agreement and each of the documents executed and delivered by Falkirk and its Affiliates at the Closing, this Agreement and such documents shall constitute the legal, valid, and binding obligations of Falkirk and its Affiliates enforceable against them in accordance with their respective terms.

ii.    the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (a) violate any Law applicable to Falkirk and its Affiliates or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; (b) violate any Organizational Document of Falkirk or any Affiliate; or (c) breach any contract to which Falkirk or any Affiliate is a party.

iii.     it (a) is not subject to any outstanding Order, (b) is not a party to a Proceeding, or (c) has not been threatened with any Proceeding seeking to restrain, prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated by this Agreement.

iv.    it (a) is solvent, (b) has not instituted and is not subject to or threatened by any insolvency, receivership or bankruptcy proceeding or any other proceeding for the settlement of debts, (c) has not made an assignment for the benefit of creditors, (d) has not failed to pay any amount due under any loan, guarantee or security agreement on the due date or within any applicable grace period, and (e) has not defaulted under any other term of any loan, guarantee or security agreement which would allow its holder to accelerate any obligation thereunder.

c.    NoDak represents and warrants that:

i.    it has the full capacity, power and authority to execute and deliver this Agreement and any documents required to be executed and delivered at the Closing and to perform its obligations hereunder and thereunder. Upon the execution and delivery by NoDak of this Agreement and each of the documents executed and delivered by NoDak at the Closing, this Agreement and such documents shall constitute the legal, valid, and binding obligations of NoDak enforceable against it in accordance with their respective terms.
ii.    the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (a) violate any Law applicable to NoDak or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; (b) violate any Organizational Document of NoDak; or (c) breach any contract to which NoDak is a party.
iii.    it (a) is not subject to any outstanding Order, (b) is not a party to a Proceeding, or (c) has not been threatened with any Proceeding seeking to restrain, prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated by this Agreement.
iv.     it (a) is acquiring the Midwest AgEnergy Units solely for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for offer or sale in connection with, any distribution of such securities in violation of applicable Law; (b) is an “accredited investor” as defined in Regulation D promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended; (c) acknowledges that it is informed as to the risks of the transactions contemplated hereby regarding ownership of the Midwest AgEnergy Units; (d) acknowledges that the Midwest AgEnergy Units have not been registered under the Securities Act of 1933, as amended, or any applicable Law, and that the Midwest AgEnergy Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom, and subject to any applicable Law; (e) is an informed and sophisticated buyer, and has engaged expert advisors, experienced in the evaluation and purchase of equity interests such as the Midwest AgEnergy Units; (f) has reviewed the Midwest AgEnergy LLC Agreement and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (f) is accepting the Midwest AgEnergy Units based solely upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to GRE or Midwest AgEnergy, except as expressly set forth in this Agreement.

13.    Conditions to Closing.

a.     The obligation of Falkirk to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:

i    GRE shall have conveyed Coal Creek Station to REC and the HVDC Transmission Line to an Affiliate of REC.

ii.    Falkirk and REC shall have entered into the REC CSA.

iii.    All required governmental approvals shall have been obtained, including without limitation, approval from the Midcontinent Independent System Operator, the Federal Energy Regulatory Commission, and the North Dakota Public Service Commission, if necessary.

iv.    The representations and warranties of GRE made in Section 12(a) of this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), and (ii) GRE shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by GRE on or before the Closing.

v.     No provision of any applicable Law and no Order will be in effect that prohibits or makes illegal, or purports to do so, the consummation of the Closing.

vi.    There shall not be any Proceeding commenced or threatened in writing by a third Party seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the transactions contemplated by this Agreement.

b.    The obligation of GRE to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:

i.    GRE shall have conveyed Coal Creek Station to REC and the HVDC Transmission Line to an Affiliate of REC

ii.    The representations and warranties of Falkirk made in Section 12(b) of this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) and (ii) Falkirk shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by Falkirk on or before the Closing.

iii.    No provision of any applicable Law and no Order will be in effect that prohibits or makes illegal, or purports to do so, the consummation of the Closing.

iv.    There shall not be any Proceeding commenced or threatened in writing by a third party seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the transactions contemplated by this Agreement.
v.    The board of governors of Midwest AgEnergy shall have consented to the transfer of the Midwest AgEnergy Units to NoDak as contemplated by Section 4 hereof.

14.    Property Taxes; Rents.
a.    GRE shall be liable for all property taxes associated with the GRE Bismarck Office that are attributable to any taxable period, and portions thereof, ending before the Closing Date. Falkirk shall be liable for all property taxes that are attributable to any taxable period, and portions thereof, beginning at or after the Closing Date. In the case of any taxable period that includes the Closing Date, the amount of property taxes for such straddle period shall be allocated pro rata per day between the portion of the straddle period ending immediately prior to the Closing Date (which shall be GRE’s responsibility) and the portion of the straddle period beginning at the Closing Date (which shall be Falkirk’s responsibility).

b.    GRE shall be entitled to all rents associated with the GRE Bismarck Office that are attributable to any period, and portions thereof, ending before the Closing Date. Falkirk shall be entitled to all rents associated with the GRE Bismarck Office that are attributable to any period, and portions thereof, beginning at or after the Closing Date. In the case of any rent payments applicable to a period that includes the Closing Date, the rent for such straddle period shall be allocated pro rata per day between the portion of the straddle period ending immediately prior to the Closing Date (which shall be GRE’s) and the portion of the straddle period beginning at the Closing Date (which shall be Falkirk’s).

15.    Termination.

At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

a.    by the mutual consent of GRE and Falkirk as evidenced in writing signed by each of GRE and Falkirk.
b.    by Falkirk if there has been a material breach by GRE of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Falkirk to consummate the transactions contemplated hereby, and if such breach is of a character that it is capable of being cured, such breach has not been cured by GRE within fifteen (15) days after Notice thereof from Falkirk; provided, that Falkirk shall not be entitled to terminate this Agreement pursuant to this Section if Falkirk is then in material breach of this Agreement.

c.    by GRE if there has been a material breach by Falkirk of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of GRE to consummate the transactions contemplated hereby, and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Falkirk within fifteen (15) days after Notice thereof from GRE; provided, that GRE shall not be entitled to terminate this Agreement pursuant to this Section if GRE is then in material breach of this Agreement.

d.    by either GRE or Falkirk, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

e.    by either GRE or Falkirk, upon Notice to the other Party, if the transactions contemplated at the Closing have not been consummated by January 1, 2022 (the “Outside Date”); provided that neither Party will be entitled to terminate this Agreement pursuant to this if such Party’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

16.    Effect of Termination.

In the event of any termination of this Agreement, this Agreement shall forthwith become void and of no further force or effect, and the Second Restatement of Coal Sales Agreement, the Funding Agreement, the Mortgage and Security Agreement, and the Option Agreement shall remain in full force and effect.

17.    Indemnification.

    a.    Upon the consummation of the Closing, GRE hereby agrees to pay, defend, indemnify, reimburse and hold harmless Falkirk, its Affiliates, and their respective directors, partners, members, owners, managers, officers, agents, attorneys and employees (the “Falkirk Indemnified Parties”) for, from and against any loss incurred, suffered, paid by or resulting to any of the Falkirk Indemnified Parties that results from, arises out of or in connection with, is based upon, or exists by reason of the following: any breach of or default in any representation or warranty of GRE set forth in Section 12(a), any failure by GRE to perform any covenant or obligation set forth in this Agreement which is not cured, any property taxes for which GRE is responsible under Section 14, and any obligations of GRE under Section 7.
    b.    Upon the consummation of the Closing, Falkirk hereby agrees to pay, defend, indemnify, reimburse and hold harmless GRE, its Affiliates, and their respective directors, partners, GRE Members, owners, managers, officers, agents, attorneys and employees (the “GRE Indemnified Parties”) for, from and against any loss incurred, suffered, paid by or resulting to any of the GRE Indemnified Parties that results from, arises out of or in connection with, is based upon, or exists by reason of the following: any breach of or default in any representation or warranty of Falkirk set forth in Section 12(b), any failure by Falkirk to perform any covenant or obligation set forth in this Agreement which is not cured, any property taxes for which Falkirk is responsible under Section 14, and obligations arising in relation to occurrences after the Closing Date under the Bismarck Office Leases.
    c.    Upon the consummation of the Closing, NoDak hereby agrees to pay, defend, indemnify, reimburse and hold harmless the GRE Indemnified Parties for, from and against any loss incurred, suffered, paid by or resulting to any of the GRE Indemnified Parties that results from, arises out of or in connection with, is based upon, or exists by reason of the following: any breach of or default in any representation or warranty of NoDak set forth in Section 12(c) and any failure by NoDak to perform any covenant or obligation set forth in this Agreement which is not cured.
18.    Notices.
All notices, consents, waivers and other communications under this Agreement must be in writing (“Notices”) and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt during normal business hours on a Business Day (otherwise, on the next Business Day) or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients and addresses set forth below:

To GRE:

Great River Energy
12300 Elm Creek Boulevard
Maple Grove, MN 55369-4718
Attn: General Counsel

To Falkirk or NoDak:

    The Falkirk Mining Company
5340 Legacy Drive
Suite 300
Plano, TX 75024-3141
Attn: General Counsel

19.    Assignment.
Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

20.    Amendments.
This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which references this Agreement executed by each Party.

21.    Choice of Law.
This Agreement is entered into in North Dakota and is to be governed by and construed under the internal laws of North Dakota without giving effect to the conflict of laws principles thereof and the laws of the United States to the extent they preempt or supersede North Dakota law.

22.    Counterparts.
This Agreement may be executed in identical counterparts, each of which shall be considered an original for all purposes.

23.    Entire Agreement.
This Agreement represents and contains the entire agreement and understanding between the Parties related to the CCS Terminated Agreements, and settlement of all claims and disputes by either GRE or Falkirk relating thereto. Any and all previous statements or understandings, whether express or implied, oral or written, relating to the CCS Terminated Agreements are fully extinguished and superseded by this Agreement as of the Closing Date.

[Remainder of page intentionally blank; signatures on next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of June 30, 2021.

GREAT RIVER ENERGY,
a Minnesota cooperative corporation

By: /s/ Eric J. Olsen

Printed Name: Eric J. Olsen

Title: Vice President and General Counsel

THE FALKIRK MINING COMPANY,
an Ohio corporation

By: /s/ John D Neumann

Printed Name: John D. Neumann

Title: Secretary

The undersigned is party to this Agreement solely for purposes of Section 4, Section 12(c) and Section 17(c) hereof.

NODAK ENERGY INVESTMENTS CORPORATION,
a Nevada corporation

By: /s/ John D Neumann

Printed Name: John D. Neumann

Title: Secretary

EXHIBIT A

To Termination Agreement and Release,
dated June 30, 2021

Lot Four (4), and the West 87.76 Feet of Lot Five (5) Block One (1), Wisdom Office Park Addition, being a Replat of all of Tracts A and B of Lot 1 Block 1 of Basin Electric Second Addition, and being a Replat of part of Tracts 5 and 5B of Lot 1 Block 1 Basin Electric Addition located in the E1/2NW1/4 of Section 27, Township 139 North, Range 80 West, to the City of Bismarck, Burleigh County, North Dakota.
Together with all the buildings, fixtures, structures and other improvements located thereon, and all appurtenances and interests belonging thereto.
Together with right of access and other appurtenant easements as contained in the common use maintenance agreement for access easement to benefit lots one (1), two (2), four (4) and five (5), Block One (1), Wisdom Office Park Addition filed for record May 16, 2003 as Document Number 596405.

EXHIBIT B

To Termination Agreement and Release,
dated June 30, 2021

TENANT	LEASE	TERM
AGT Foods USA	Commercial Office Space Lease, dated 2/29/2020	2/29/2020 to 2/28/2025
State of North Dakota Workforce Safety & Insurance	Lease, dated 6/30/2020	7/1/2020 to 6/30/2025
Tesoro Logistics Operations LLC (Marathon Petroleum Corporation)	Commercial Office Space Lease, dated 6/10/2019	7/1/2019 to 6/30/2022
The Theodore Roosevelt (Medora) Foundation	Office Lease, dated 11/1/2008 First Amendment to Lease, dated 11/9/2010 Second Amendment to Lease, dated 8/15/2017	11/1/2008 to 10/31/2013 Extended to 10/31/2018 Extended to 10/31/2028
Mike Turman d/b/a Turman Endodontic	Office Lease, dated 3/8/2010 Second Amendment to Lease, dated 8/17/2017	10/1/2010 to 9/30/2017 Extended through 9/30/2022
Alpenglow, LLP	Parking Lot Lease Agreement	12/1/2019 to 11/30/2022

EXHIBIT C

To Termination Agreement and Release,
dated June 30, 2021

The undersigned, as the Authorized Agent for the Grantee, certifies the requirement for a report or statement of full consideration paid does not apply because this deed is for one of the transactions exempted by subdivision (f) of N.D.C.C. 11-18-02.2(6).
Signed: ______________________________
Authorized Agent for Grantee
Dated: ______________________________

SPECIAL WARRANTY DEED

THIS INDENTURE, made this ___day of _______, 2021, between Great River Energy, a Minnesota cooperative corporation, Grantor, and North American Coal Royalty Company, a Delaware corporation, Grantee, whose address is 2000 Schafer Street, Suite D, Bismarck, North Dakota 58501-1204.
WITNESSETH, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, Grantor does hereby GRANT, BARGAIN, QUITCLAIM and CONVEY to the Grantee, all of the following real property lying and being in the County of Burleigh, State of North Dakota, and described as follows, to-wit:
Lot Four (4), and the West 87.76 Feet of Lot Five (5) Block One (1), Wisdom Office Park Addition, being a Replat of all of Tracts A and B of Lot 1 Block 1 of Basin Electric Second Addition, and being a Replat of part of Tracts 5 and 5B of Lot 1 Block 1 Basin Electric Addition located in the E1/2NW1/4 of Section 27, Township 139 North, Range 80 West, to the City of Bismarck, Burleigh County, North Dakota.
Together with all the buildings, fixtures, structures and other improvements located thereon, and all appurtenances and interests belonging thereto.

Together with right of access and other appurtenant easements as contained in the common use maintenance agreement for access easement to benefit lots one (1), two (2), four (4) and five (5), Block One (1), Wisdom Office Park Addition filed for record May 16, 2003 as Document Number 596405.
The above legal description was obtained from a previously recorded instrument.
And the Grantor for itself, its successors and assigns, does covenant that the premises conveyed are free from all encumbrances made or suffered by Grantor except: taxes not yet due and payable; installments of special assessments or assessments for special improvements which have not been certified to the County Auditor for collection; easements, reservations, mineral conveyances, covenants, conditions, restrictions and assessment agreements of record, rights of way and other encumbrances of record, and zoning and other governmental ordinances, laws or regulations; and any matters which would be disclosed by an accurate survey of the premises conveyed (collectively the “Permitted Encumbrances”). Further, the Grantor will warrant and defend the premises conveyed to the Grantee, its successors and assigns forever against the lawful claims of all persons claiming by, through or under the Grantor (except those claiming under a title warranty exception listed above).
To Have and to Hold the same, subject to Permitted Encumbrances, together with all hereditaments and appurtenances thereunto belonging or in anywise appertaining, to the Grantee, its successors and assigns, forever.
IN TESTIMONY WHEREOF, the Grantor has caused these presents to be executed in its company name by its Authorized Agent.
GRANTOR:
GREAT RIVER ENERGY

BY:________________________________
    _______________________
    Authorized Agent

STATE OF NORTH DAKOTA    )
    ) SS
COUNTY OF BURLEIGH        )

On this _____ day of ____________, 2021, before me, personally appeared _________________, known to me to be the Authorized Agent of the cooperative corporation that is described in, and that they executed the foregoing instrument, and they acknowledged that such cooperative corporation executed the same.

Notary Public
(Seal)

EXHIBIT D

To Termination Agreement and Release,
dated June 30, 2021

ASSIGNMENT OF LEASES

KNOW ALL MEN BY THESE PRESENTS:

THAT FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Great River Energy, a Minnesota cooperative corporation hereinafter called “Assignor,” does hereby sell, assign, transfer, convey, set over, and deliver unto North American Coal Royalty Company, a Delaware corporation, hereinafter called “Assignee,” all of Assignor’s right, title and interest in and to the leases (the “Leases”) described in Exhibit 1, which is attached hereto and made a part hereof for all purposes, as extended or amended, together with all rights incident thereto.
Assignee hereby accepts the foregoing assignment and assumes, agrees to pay, perform and discharge when due all of the liabilities and obligations of Assignor related to the Leases that first arise after the date hereof (other than any such liabilities and obligations that arise from breaches of, or defaults under, any of the Leases, or from violations of applicable law that occurred on or prior to the date hereof).
This Assignment is subject to the terms and conditions set forth in the Termination Agreement and Release by and between Assignor and The Falkirk Mining Company, dated as of ________, 2021, (the “Termination Agreement”), which is incorporated herein. Capitalized terms used but not defined herein have the meanings assigned to those terms in the Termination Agreement. In the event of any ambiguity or conflict between the terms hereof and the Termination Agreement, the terms of the Termination Agreement shall be governing and controlling. Neither this Assignment nor any term hereof may be changed, waived, discharged or terminated other than by an instrument in writing signed by the Assignor and Assignee. This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of North Dakota, without regard to the conflicts of law rules thereof. This Assignment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
TO HAVE AND TO HOLD unto Assignee, its successors and assigns, forever, subject, however, to all the terms and conditions of this Assignment and the Termination Agreement.
    IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed as of the ____ day of _______, 2021.
ASSIGNOR:
GREAT RIVER ENERGY

BY:________________________________
    _______________________
    Authorized Agent

STATE OF _______________    )
    ) SS
COUNTY OF _____________    )

On this _____ day of ____________, 2021, before me, personally appeared _________________, known to me to be the Authorized Agent of the cooperative corporation that is described in, and that they executed the foregoing instrument, and he acknowledged that such cooperative corporation executed the same.

Notary Public
(Seal)

ASSIGNEE:
NORTH AMERICAN COAL ROYALTY COMPANY

BY: ___________________________
    ______________________
    Authorized Agent

STATE OF _______________    )
    ) SS
COUNTY OF _____________    )

On this _____ day of ____________, 2021, before me, personally appeared _________________, known to me to be the Authorized Agent of the corporation that is described in, and that they executed the foregoing instrument, and he acknowledged that such corporation executed the same.

Notary Public
(Seal)

Exhibit 1 to Assignment of Leases

TENANT	LEASE	TERM
AGT Foods USA	Commercial Office Space Lease, dated 2/29/2020	2/29/2020 to 2/28/2025
State of North Dakota Workforce Safety & Insurance	Lease, dated 6/30/2020	7/1/2020 to 6/30/2025
Tesoro Logistics Operations LLC (Marathon Petroleum Corporation)	Commercial Office Space Lease, dated 6/10/2019	7/1/2019 to 6/30/2022
The Theodore Roosevelt (Medora) Foundation	Office Lease, dated 11/1/2008 First Amendment to Lease dated 11/9/2010 Second Amendment to Lease dated 8/15/2017	11/1/2008 to 10/31/2013 Extended to 10/31/2018 Extended to 10/31/2028
Mike Turman d/b/a Turman Endodontic	Office Lease dated 3/8/2010 Second Amendment to Lease dated 8/17/2017	10/1/2010 to 9/30/2017 Extended through 9/30/2022
Alpenglow, LLP	Parking Lot Lease Agreement	12/1/2019 to 11/30/2022

EXHIBIT E

To Termination Agreement and Release,
dated June 30, 2021

1.Consistent with the form of deed set forth in Exhibit C, Permitted Encumbrances include the following encumbrances: taxes not yet due and payable; installments of special assessments or assessments for special improvements which have not been certified to the County Auditor for collection; easements, reservations, mineral conveyances, covenants, conditions, restrictions and assessment agreements of record, rights of way and other encumbrances of record, and zoning and other governmental ordinances, laws or regulations; and any matters which would be disclosed by an accurate survey of the premises conveyed.

2.Permitted Encumbrances include the encumbrances listed in the document supplied by GRE to Falkirk titled “Owner’s Policy of Title Insurance, Policy No. OX3080379,” dated June 24, 2008, issued by Old Republic National Title Insurance Company, including the items #1, #3, and #9 through #23 listed under the heading of “Exceptions From Coverage.”

3.Permitted Encumbrances include the encumbrance listed in the opinion letter from Nathan M. Bouray/Ebeltoft Sickler to Timothy E. Faulkner/Great River Energy related to “Parcel 107.2 – Burleigh County,” dated June 8, 2020, item #7.